Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (SEC file No. 333-160499) on Form S-8 of Hemispherx Biopharma, Inc. of our reports dated March 14, 2012 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP
McGladrey LLP

Blue Bell, Pennsylvania

July 27, 2012